UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 20, 2005

NEW ENGLAND POWER COMPANY

(Exact Name of Registrant as Specified in Charter)

Massachusetts	2-26651	04-1663070
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Research Drive, Westborough, MA 01582
(Address of principal executive offices)

(508) 389-2000
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

________________________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

________________________________________________________________________________________________________

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     On June 20, 2005, management of New England Power Company concluded that the Company had understated net income for the fiscal years ended March 31, 2002, 2003 and 2004 and overstated net income for the fiscal quarter ended December 31, 2004.

      The misstatements reflect accounting errors in that certain true-ups for revenues relating to regulatory filings for the recovery of stranded costs and certain true-ups for expenses relating to federal and state income tax filings were not made timely in fiscal 2001, 2002, 2003 and 2004. In addition, some amounts recorded for revenue in fiscal 2004 were calculated incorrectly, and the corrections were recorded during the fiscal quarter ended December 31, 2004. The underlying regulatory filings and income tax filings, however, were timely and accurately filed. Based on information as of this date, the Company currently estimates that these adjustments resulted in an understatement of net income by approximately $5 million, $2 million and $4 million in fiscal 2002, 2003 and 2004, respectively, and an overstatement of net income by approximately $4 million in the fiscal quarter ended December 31, 2004. Accordingly, our financial statements for the fiscal years ended March 31, 2002, 2003 and 2004 as included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2004, and for the quarterly period ended December 31, 2004, as included in our Quarterly Report on Form 10-Q for that quarterly period, cannot be relied upon. The financial statements from these periods, including quarterly financial data from fiscal 2005, will be restated in the Company's Form 10-K for the fiscal year ended March 31, 2005. The Company is evaluating whether the misstatements in prior periods were caused by a material weakness in its internal controls over true-ups of estimates and is making improvements to its processes.

      The Company has discussed the above matters with its independent registered public accounting firm, PricewaterhouseCoopers LLP.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW ENGLAND POWER COMPANY

Date: June 24, 2005	By	/s/ James S. Robinson
James S. Robinson
Vice President and Treasurer